EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of May 12th, 2011 (the “Effective Date”), between Document Security Systems, Inc., a New York corporation with an office at First Federal Plaza, 28 Main Street East, Suite 1525, Rochester, New York 14614 (“Company” or “DSS”) and Timothy Trueblood (“Executive”). The above Company and Executive may also be referred to herein each individually as a “Party”, and collectively, as the “Parties”.

RECITALS:

WHEREAS, DSS is in the business of developing, licensing, manufacturing and selling anti-counterfeiting technology and products;

WHEREAS, DSS has established a Digital Division (“Digital”) following its acquisition of Extradev, Inc., engaged in the provision of cloud computing solutions to the small and medium business markets (the “Digital Business”); and

WHEREAS, Company desires to engage the Executive, and the Executive wishes to serve the Company on the terms and conditions set forth below.

PROVISIONS:

NOW, THEREFORE, in consideration of the above recitals, and in consideration of the mutual promises and covenants set forth herein, the Parties hereto agree as follows:

1.           Employment; Duties.  Company hereby agrees to employ Executive as Chief Technology Officer of Digital. Executive hereby accepts such employment.  Executive will perform those duties and have such authority and powers as are customarily associated with the position of Chief Technology Officer of Digital, and such other duties and responsibilities as the President of Digital, Chief Executive Officer, Chief Operating Officer and/or Board of Directors of Company may reasonably request.  The Executive shall report to the President of Digital or his designee.

2.           Term.  The term of this Agreement shall commence on the Effective Date and shall continue for five (5) years from the Effective Date unless otherwise terminated as provided herein (the “Term”). This Agreement shall automatically terminate five (5) years from the Effective Date, unless Company elects to renew the Agreement and Executive’s employment upon expiration of the Term (the “Company Renewal Option”), which renewal would be for an additional period of three (3) years on terms to be mutually agreed upon by the Parties (the “Renewal Term”).

3.           Executive’s Time; Ancillary Agreements.  Executive shall be employed on a full time basis and shall devote substantially all of his professional business time to the performance of his duties as Chief Technology Officer of Digital. Executive shall not directly or indirectly render any substantial services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Chief Operating Officer of the Company. In conjunction with this Agreement, Executive shall execute any all additional agreements (the “Ancillary Employment Agreements”, attached hereto as Exhibit A and incorporated into this Agreement) relating to confidential information, non-competition, non-solicitation, intellectual property, source-code protection and employee conduct that the Company may require at the time of the Effective Date of this Agreement, or from time to time thereafter.

4.           Place of Employment.  Unless the Parties agree otherwise in writing, Executive shall perform the services he is required to perform under this Agreement in the Greater Rochester, New York metropolitan area, provided, however, that the Company may from time to time require the Executive to travel as necessary in furtherance of Digital’s and/or the Company’s business, and Executive acknowledges and agrees that his employment may require such travel.

5.           Compensation.

(a)          Salary.  Executive shall be paid a base salary (“Salary”) as follows:

a.           In consideration for the services rendered by Executive on behalf of Digital (and Company) during the Term, Company shall pay Executive an annualized Salary of $100,000.

(b)          Earn-Out Bonus. For the Term of the Agreement, Executive shall be eligible to participate in annual bonuses (the “Earn-Out Bonus”). The Earn Out Bonus to Executive will be calculated following the close of each calendar fiscal year based on the annual EBITDA of Digital for the immediately preceding calendar fiscal year (determined in accordance with GAAP), and shall be payable for the Term of the Agreement. The Earn-Out Bonus shall equal:  (i) 5% of Digital EBITDA up to the first $1,000,000 of EBITDA; (ii) 2.5% of Digital EBITDA greater than $1,000,001 but less than $2,000,000; (iii) 2% of EBITDA greater than $2,000,001 but less than $5,000,000; (iv) 1.5% of Digital EBITDA greater than $5,000,001 and less than $10,000,000; and (v) 1% of Digital EBITDA over $10,000,000. “EBITDA” shall mean the earnings, before interest, taxes depreciation and amortization of Digital. In the event that Digital’s EBTDA is negative for any fiscal quarter or quarters during the Term, any cumulative EBTDA deficit shall be debited against future accrued EBITDA until net positive EBITDA has been reestablished, at which point Earn-Out Bonuses will resume. Earn-Out Bonuses, if due, will be payable no later than ninety (90) days following the close of the preceding calendar fiscal year.

(c)          Earn-Out Options. Executive shall receive a grant of options as follows under Company’s 2004 Employee Stock Option Plan, as amended (the “Option Plan”) to acquire DSS common stock at an exercise price of $4.50 per share (the “Earn-Out Options”) that vest if Digital achieves certain annual fiscal year revenues (the “Option Revenue Targets”) by the end of fiscal year 2016:

(i)         if during any fiscal year prior to the end of fiscal year 2016, Digital fiscal year revenues are $5,000,000 or greater, then Earn-Out Options to purchase up to an additional 112,500 shares of DSS common stock will be issued to Executive; and

(ii)        if during any fiscal year prior to end of fiscal year 2016, fiscal year revenues are $10,000,000 or greater, then Earn-Out Options to purchase up to an additional 112,500 (aggregate of 225,000 shares inclusive of (c)(i) above) shares of DSS common stock will be issued to Executive.

(d)          Option Revenue Target Adjustment. The Option Revenue Targets defined in Section (5)(c) above are subject to the following adjustment: (i) in the event of an acquisition by DSS of any cloud or other company following the Effective Date and during the Term of this Agreement that will be aligned with Digital for revenue and EBITDA purposes, the Option Revenue Targets shall be increased by the amount of such acquired company’s gross revenues for the immediately preceding fiscal year.

(e)          Acquisition Options. In addition to the Earn-Out Options described in Section 5(c) above, Executive shall, during the Term, be eligible to receive a one-time grant of options to purchase DSS common stock under the Option Plan, at an exercise price of $4.50 per share in accordance with the following table (the “Acquisition Options”):

	12 Month Actual
Acquisition/Merger	EBIDTA	EBIDTA	EBIDTA	EBIDTA	EBIDTA
12 Month Actual Sales	10%	15%	20%	25%	30%
$1,000,000	500	750	1,000	1,250	1,500
$2,500,000	1,250	1,875	2,500	3,125	3,750
$5,000,000	2,500	3,750	5,000	6,250	7,500
$10,000,000	5,000	7,500	10,000	12,500	15,000
$15,000,000	7,500	11,250	15,000	18,750	22,500
$20,000,000	10,000	15,000	20,000	25,000	30,000

Example:  If the Acquisition/Merger has prior year annual sales of $5 million and prior year EBITDA of 25%, or $1,250,000, then the number of Acquisition Options is 6,250.

(f)           Payroll Taxes.  All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable federal, state and local withholding and payroll taxes.

6.           Benefits.  In addition to the compensation set forth above, Company shall provide Executive with the following benefits:

(a)           Executive and Executive’s immediate family, as applicable, shall be entitled to participate in all employee benefit plans and programs from time to time whenever sponsored by Company, including, without limitation, any group disability, life, major medical and accidental death and dismemberment insurance plans and/or benefits and profit sharing, 401(k), retirement or pension plans to the full extent available to Company’s other employees through the Term of this Agreement. Executive’s health care coverage premiums shall be subsidized by Company to the same extent they are subsidized for Company’s executive officers, subject to such subsidies being in compliance with Company’s policy and/or governmental regulations currently in effect (or hereafter enacted) which may dictate a lesser percentage of permissible health care premium subsidies for Executive and Company’s executive officers.

(b)           Executive shall be entitled to three (3) weeks of vacation each year that he is employed hereunder during which vacation his annual salary shall be paid in full.  Any vacation not taken by Executive shall carryover into the succeeding year or in accordance with the Company’s executive employee policies in effect from time to time.  All unused and accrued vacation shall be paid to Executive (or Executive's estate) upon Executive's termination of employment.

(c)           Company also shall provide Executive with holiday pay, as provided by Company to its other executives.

7.           Expenses.  Executive will be entitled to be paid or reimbursed for all reasonable, documented expenses incurred by Executive in connection with Executive’s responsibilities to Digital and Company, including, without limitation, administrative, travel, lodging, food, and entertainment; provided, however, that Executive must obtain prior approval of the Chief Operating Officer of the Company for any out-of-pocket expenditure in excess of $500 in order to be entitled to payment or reimbursement of such expenditure.

8.           Disallowed Compensation.  If any amount paid by Company for expenses incurred by Executive is finally determined by Company not to be allowable as a federal or state income tax deduction to Company, the part disallowed shall be repaid to Company by Executive within thirty (30) days of notice of such by Company to Executive.

9.           Confidential Information; Restrictive Covenants. Concurrently herewith, Executive shall execute the Company’s (i) Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Agreement, and (ii) Supplemental Confidential Information Agreement, each of which are incorporated herein under Exhibit A, entitled “Ancillary Employment Agreements”, and made a part of this Agreement.

10.         Termination of Agreement.

This Agreement shall terminate upon the occurrence of the following events:

(a)      Executive's death.

(b)     Executive's “total disability” (“Disability”), which shall mean his incapacity due to physical or mental illness or disability, which renders him absent, or unable to perform, his duties hereunder on a full time basis for a period of ninety (90) days, whether consecutive or cumulative, within any twelve (12) month period.

(c)     Immediately for “Cause” as defined below upon written notice to Executive, which notice shall specify the reason(s) for termination.  For purposes of this Agreement, “Cause” means (i) willful disobedience by the Executive of a material and lawful instruction of the Board of Directors, Chief Operating Officer or Chief Executive Officer of the Company; (ii) conviction of the Executive of any misdemeanor involving fraud or embezzlement or similar crime or any felony; (iii) an order is entered by the Securities and Exchange Commission, a state regulatory agency or an exchange on which the Company’s securities are traded finding that Executive has violated the securities laws; (iv)  breach by the Executive of any material term, condition or covenant of this Agreement (inclusive of Ancillary Agreements); (v)  fraud or  gross negligence in the performance of his duties to the Company; (vi)  excessive absences from work, other than for illness or Disability, or (vii) in the case of breach of a non-material term of this Agreement (inclusive of Ancillary Agreements), which is capable of being cured, such breach is not cured within thirty (30) days after Company has provided Executive with written notice thereof.

(d)           Notice given by Company or Executive of intent to terminate without Cause, at least thirty (30) days prior to the effective date of such voluntary termination notice (a “Convenience Termination”).

11.         Obligations Following Termination of Agreement.

(a)           If this Agreement is terminated pursuant to Section 10, Company shall be obligated to pay Executive (or in the case of his death, his spouse, estate or representative) all unpaid salary, earned bonuses, vacation and other benefits accrued through the date of termination of this Agreement and shall provide such other benefits, such as health insurance continuation coverage under COBRA, as may be required by law.

(b)           In the event of a Convenience Termination only by Company, all earned options for DSS capital stock granted herein to Executive pursuant to the Option Plan that remain unvested shall immediately vest, and Executive shall have a period of ninety (90) days following a Company initiated Convenience Termination to exercise his vested options, subject to the provisions of the Option Plan and applicable IRS or other governmental regulations.

(c)           In the event of a Convenience Termination only by Company, Executive shall be entitled to receive annualized salary of $50,000 for the remainder of the Term, payable in installments in accordance with the Company’s current payroll practices along with a continuation of Executive’s health care benefits.

12.         Indemnification. Company shall, to the maximum extent permitted by law, indemnify Executive against all expenses, including, without limitation, reasonable attorneys’ fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of Executive’s employment by Company, except in cases where Executive is terminated for “Cause”.  Company shall, to the maximum extent permitted by law, advance to Executive any expenses incurred in defending any such proceeding.

13.         Miscellaneous.

(a)           This Agreement together with the Ancillary Employment Agreements contained in the attached Exhibit A:

(i)         shall constitute the entire agreement between the Parties hereto concerning the subject matter herein and supersedes all prior agreements, written or oral, concerning the subject matter herein, and there are no oral understandings, statements or stipulations bearing upon the effect of this Agreement which have not been incorporated herein.

(ii)        may be modified or amended only by a written instrument signed by each of the Parties hereto.

(iii)       shall bind and inure to the benefit of the Parties hereto and their respective heirs, successors and assigns.

(iv)       may not be assigned by either Party without a written agreement signed by all Parties hereto.  Any assignment not signed by all Parties is null and void.

(b)          If any provision of this Agreement shall be held invalid or unenforceable by competent authority, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the law as it shall then appear.  The total invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

(c)          This Agreement shall be construed in accordance with and governed by the laws of the State of New York without reference to conflict of laws principles.  Any litigation involving this Agreement shall be adjudicated in a court with jurisdiction located in Monroe County, New York and the Parties irrevocably consent to the personal jurisdiction and venue of such court.

(d)          All notices and other communications under this Agreement must be in writing and must be given by personal delivery, via overnight delivery or first class mail, certified or registered with return receipt requested, and will be deemed to have been duly given upon receipt if personally delivered or delivered via overnight delivery, or if delivered by first class mail, five (5) days after mailing, if mailed to the respective persons named below:

If to Company:

Document Security Systems, Inc.
28 East Main Street, Suite 1525
Rochester, New York 14614

If to Executive:

Timothy Trueblood
14 Kittyhawk Drive
Pittsford, NY  14534

Any party may change such Party’s address for notices by notice duly given pursuant to this Section.

(e)           In the event of litigation to enforce the terms and conditions of this Agreement, the losing Party agrees to pay the substantially prevailing Party's costs and expenses incurred including, without limitation, reasonable attorneys’ fees.

(f)            This Agreement may be executed simultaneously in one or more counterparts, each one of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures obtained via PDF, facsimile or other means of electronic transmission on any counterpart shall be deemed original signatures.

(g)           Failure of either Party at any time to require performance of any provision of this Agreement shall not limit the Party's right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself for any other provision.

(h)           If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

COMPANY:

DOCUMENT SECURITY SYSTEMS, INC.

By:	/s/ Patrick White
Name: Patrick White
Title: Chief Executive Officer

EXECUTIVE:

/s/ Timothy Trueblood
Name: Timothy Trueblood

Exhibit A

Ancillary Employment Agreements

(Attached)

CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION AND INTELLECTUAL PROPERTY AGREEMENT

This Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Agreement (the “Agreement”) is made as of the 12th day of May, 2011, by and between Document Security Systems, Inc., a New York corporation (“DSS”) and Timothy Trueblood (“Employee”).

NOW, THEREFORE, in consideration of the employment and continued employment of Employee by DSS and the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1.           Confidential Information.

(a)           For purposes of this Agreement, “Confidential Information” shall include any nonpublic knowledge and information relating to the actual or anticipated business or developments of DSS, including but not limited to technical data, trade secrets, intellectual property, know-how, product plans, customer information, software and source codes, inventions, processes, technology, research, marketing, financial information, or other business information, provided, however, that Confidential Information shall not include information which is or becomes publicly known without violation of any confidentiality obligation.

(b)           Employee acknowledges that irreparable injury and damage to DSS will result from disclosure of Confidential Information to third parties or its use for any purposes. Employee agrees, indefinitely:

(i)           to hold the Confidential Information in strictest confidence;

(ii)          not to disclose such Confidential Information to any third party except as specifically authorized, in advance, in writing, by DSS, and to use all precautions necessary to prevent the unauthorized disclosure of Confidential Information, including, without limitation, protection of documents from theft, unauthorized duplication and discovery of contents, and restrictions on access by other persons to the Confidential Information;

(iii)         not to use any of the Confidential Information for any purpose, except as authorized in advance, in writing, by DSS;

(iv)         in the event of disclosure in accordance with Section 1(b)(ii) above, to limit disclosure to persons with a bona fide need to know Confidential Information and to the extent necessary to accomplish the purpose for which DSS has entered into this Agreement, to communicate to all persons to whom such Confidential Information is made available the strictly confidential nature of such Confidential Information and to obtain from all such persons agreement, in writing, to be bound by the restrictions imposed by this Agreement; and

(v)          in the event Employee is required by law or legal process to disclose any Confidential Information, to provide DSS with ten (10) days prior written notice of such requirement (unless a shorter time period is specified by law or legal process as to the required response time) so that DSS may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement; in the event that such protective order or other remedy is not obtained, or that DSS waives compliance with the provisions of this Agreement, to furnish only that portion of Confidential Information that is legally required and to use Employee’s best efforts to obtain reliable assurances that confidential treatment will be accorded to that portion of Confidential Information to be disclosed.

2.           Restrictive Covenants.

(a)           Company Goodwill.  Employee acknowledges that DSS is engaged in the business of developing, licensing and selling anti-counterfeiting technologies and products (the “Business”), which is highly competitive. Employee acknowledges that DSS will invest significant time, money, training and resources in Employee to develop and maintain the Business and to otherwise create goodwill. Employee acknowledges that the investments made by DSS directly develop goodwill for new customers of DSS and maintain goodwill for its existing customers. Employee understands and acknowledges that the Confidential Information Employee will have access to as an Employee of DSS is not available to the general public and is not readily ascertainable through public sources, and is DSS’ proprietary trade secret and a unique and valuable asset of DSS. Employee further acknowledges that but for Employee’s employment relationship with DSS, Employee would not have access to the Confidential Information, and that all uses of Confidential Information inure to the benefit of DSS in furtherance of the development of goodwill for its customers. Employee further acknowledges that Employee owes a fiduciary duty to DSS because of Employee’s status as an Employee of DSS, and this duty encompasses a duty to act in good faith and to faithfully serve and be mindful of all of DSS’ interests. Employee also acknowledges that if Employee left the employ of DSS, Employee would be in an advantageous position, because of the Confidential Information provided to Employee, to obtain the Business of and to serve DSS’ customers and to compete with DSS; Employee further acknowledges that Employee’s employment by a competitor of DSS would necessarily require that Employee disclose or use Confidential Information provided to Employee by DSS, and that the use of such Confidential Information to obtain the Business of DSS’ customers and to compete with DSS would be a breach of this Agreement. Therefore, Employee acknowledges that the value of the Business would be seriously diminished if Employee was to violate the confidentiality provisions in Section 1 or if Employee engaged in certain conduct during a certain time period, as set forth in this Section 2 or below in Section 3.

(b)           Non-Competition Covenant.  While employed with DSS (except for the exclusive benefit of DSS), and for a period of three (3) years from and after the date of termination of employment with DSS (the “Non-Compete Restricted Period”), Employee shall not engage or compete, directly or indirectly, as a principal, on his or its own account, or as a shareholder, officer, director, employee, agent, partner or joint venturer in any corporation or business entity, in any business engaged in the sale, distribution, manufacture or provision of products, technologies or services relating to the development of software and/or cloud computing solutions in the areas of brand protection, secure printing solutions and redaction software solutions, or relating to anti-counterfeiting or authentication technologies, in any geographical area in which the DSS or any Subsidiary of DSS has heretofore marketed such products, technologies or services; nor during such period and within the same area to extend credit, lend money, furnish quarters or give advice to any such business or proposed business entity; nor within the same area to ship or cause to be shipped or participate in the shipping of any such products for purposes of resale; provided, however, that nothing contained herein shall be construed as preventing an investment in less than five percent (5%) of the securities of a company traded on a recognized stock exchange or market.  Notwithstanding the provisions of this Section 2(b), if Employee’s Employment Agreement is not renewed by DSS after the initial Term (as defined therein), then the restrictions contained in this Section 2(b) shall not apply; however, in such event, the provisions of Section 2(c) shall continue to apply to Employee.

(c)           Non-Solicitation Covenant.  While employed with DSS (except for the exclusive benefit of DSS), and for a period of three (3) years from and after the date of termination of employment with DSS (the “Non-Solicitation Restricted Period”), Employee shall not, at any time solicit, or attempt to solicit, or accept business from, directly or indirectly, any Customer of DSS (or any subsidiary or division of DSS) that has purchased or licensed DSS’ (or any subsidiary or division of DSS) intellectual property, products or services, nor solicit, or attempt to solicit, any present employee of DSS (or any subdivision or division of DSS) to become an employee of any other business or business entity; nor at any time without DSS’ prior written consent, directly or indirectly discuss, publish or otherwise divulge any Confidential Information, unless such information is or becomes rightfully publicly known; provided, however, that nothing contained herein shall be construed as preventing an investment in less than five percent (5%) of the securities of a company traded on a recognized exchange or market. For purposes of this Section 2(c), a “Customer” shall mean any person, persons, foreign or domestic governmental entity or company that DSS, or any division or subsidiary of DSS, has provided technology, products or services to during the twenty-four (24) month period immediately preceding the date of termination of Employee’s employment with DSS. A Customer shall also include any person, persons, foreign or domestic governmental entity or company that DSS is in discussions or negotiations with for the provision of such technology, products or services at the time of Employee’s termination of employment with DSS.

(d)   Consideration.  The parties agree that the consideration described in that certain Stock Purchase Agreement executed by and between the parties on even date herewith constitutes full and fair consideration for the restrictive covenants contained in this Agreement.

3.           Intellectual Property Rights.

(a)           Works Made For Hire.  Employee agrees that all works that Employee produces or has produced either solely or with others, during Employee’s employment by DSS (each a “Work”, and collectively, the “Works”), have been or are prepared as part of and in the course of such employment, and, in each case, constitute a work made for hire as that term is defined in 17 U.S.C. Section 101, and, as such, all right, title and interest in each Work, and all intellectual property therein resulting therefrom, shall be owned by DSS. In the event that all or any part of a Work is for any reason deemed not to be a work made for hire, or in the event that Employee should, by operation of law, be deemed to retain any rights in a Work, then Employee hereby irrevocably and unconditionally assigns to DSS all right, title and interest in and to such Work, and all intellectual property therein or resulting therefrom, and related proprietary information and intellectual property. Employee agrees that DSS, as the owner of all rights to the Works, has the full and complete right to prepare and create derivative works based upon the Works and any derivative works of such Works, and to use, reproduce, publish, print, copy, market, advertise, distribute, transfer, sell, publicly perform and publicly display, and otherwise exploit by all means now known or later developed, such Works and derivative works anywhere in the World.Notwithstanding any language to the contrary herein, nothing herein shall be construed to give DSS any rights to “Works” of Employee that predate the execution of this agreement and/or that are unrelated to software and/or cloud computing solutions in the areas of brand protection, secure printing solutions and redaction software solutions, or relating to anti-counterfeiting or authentication technologies.

(b)           Inventions.   The Employee agrees to communicate to DSS promptly and fully in writing, in such form as DSS may deem appropriate, all inventions, processes, techniques, discoveries, source or object code, trade secrets and know-how (whether or not patentable or registrable under copyright or similar statutes) with respect to the development of software and/or cloud computing solutions in the areas of brand protection, secure printing solutions and redaction software solutions, or relating to anti-counterfeiting or authentication technologies made, discovered, conceived, developed or reduced to practice by Employee, whether alone or jointly with others, during Employee’s employment with DSS, as the case may be, whether or not done during work hours, that (A) relate to past, existing or contemplated business or research activities of DSS; (B) are or have been suggested by, or result from, Employee’s employment with DSS; or (C) result or have resulted from the use of time, materials or facilities of DSS (each an “Invention”, and collectively, the “Inventions”). Employee agrees to make and maintain adequate permanent records of all Inventions, in the form of memoranda, notebook entries, drawings, print-outs or reports relating thereto, and agrees that these records, as well as the Inventions themselves, shall be and remain the exclusive property of DSS. Employee hereby irrevocably and unconditionally assigns to DSS all rights, title and interest in and to all Inventions and written material, and all intellectual property therein or resulting therefrom, which become the property of DSS pursuant to this Section, and all patents which may be attained on them in the United States and all foreign countries. If Employee has any right or rights to Inventions, including any moral rights or similar rights existing under the judicial or statutory law of any country or jurisdiction in the World, or any foreign treaty, that cannot be assigned to DSS or waived by Employee, then Employee unconditionally grants to DSS during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, full paid and royalty-free license, with rights to sublicense through multiple levels of sublicenses, to use, reproduce, publish, create derivative works of, market, advertise, distribute, sell, publicly perform and publicly display and otherwise exploit by all means now known or later developed, such Inventions. Further, Employee agrees, upon request of DSS, to take all steps necessary to cause any third party to promptly and fully disclose and assign all patents, copyrights and other intellectual property created by Employee and such third party during the period of Employee’s engagement.  Notwithstanding any language to the contrary herein, nothing herein shall be construed to give DSS any rights to Inventions of Employee that predate the execution of this agreement and/or that are unrelated to software and/or cloud computing solutions in the areas of brand protection, secure printing solutions and redaction software solutions, or relating to anti-counterfeiting or authentication technologies.

(c)           Cooperation.   Employee agrees to cooperate with DSS or DSS’ designee, during the period of Employee’s employment with DSS and at all times thereafter, in securing and protecting patent, trademark, copyright or other intellectual property rights in the United States and foreign countries, in any Invention or Work. Employee specifically agrees to execute any and all documents that DSS deems necessary, and to otherwise assist DSS, or its successors, assigns and designees, to protect its or their interests and to vest in it or them all right, title and interest in all Inventions and Works, including assignments of copyrights and Inventions, and to attain, enforce or defend for DSS’ benefit, patents, copyrights or other legal protections from the Inventions and Works in the United States and all foreign countries. Employee further agrees to provide such evidence and testimony as may be necessary to secure and enforce DSS’ or its designees’ rights.

(d)           Appointment.   Employee hereby irrevocably designates and appoints DSS, and its duly authorized officers and agents, as Employee’s agent and attorney-in-fact to act for and on Employee’s behalf, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth in this Section including, but not limited to, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and Works thereto with the same legal force and effect as if executed by Employee.

4.           No Competing Obligations.Employee hereby represents, warrants and covenants to DSS that Employee is not, and for the duration of Employee’s employment with DSS, will not become, subject to any contractual or other binding commitments or obligations to any third party that are inconsistent with Employee’s obligations under this Agreement, such that Employee can perform freely Employee’s obligations hereunder without violating any document or other third party agreement or arrangement or any applicable law, including, without limitation, any agreements or other obligations or documents relating to non-competition, solicitation, confidentiality, trade secrets, proprietary information, or works for hire.

5.           Remedy for Breach of Covenants.   Employee acknowledges that the financial hardship to DSS as a result of breach of any covenant in this Agreement by Employee may be difficult or impossible to measure in dollars and that no remedy at law will be adequate to compensate DSS for such violation; therefore, the parties acknowledge and agree that upon a breach or threatened breach of this Agreement by Employee, DSS will be entitled to injunctive relief, including the issuance of a temporary restraining order or preliminary injunction, in addition to any rights or legal remedies at law.  Should a court of competent jurisdiction declare any of the covenants set forth in this Agreement unenforceable due to an unreasonable restriction, duration, geographical area or otherwise, the parties agree that such court will be empowered to, and will, grant DSS injunctive relief to the extent reasonably necessary to protect DSS’ interests. If Employee violates any covenant contained in this Agreement, and if any action is instituted by DSS to prevent or enjoin such violation, then the period of time during which Employee’s activities will be restricted as provided in this Agreement will be lengthened by a period of time equal to the period between the date upon which Employee is found to have first violated the restrictions, and the date on which the decree of the court disposing of the issues upon the merits will become final and not subject to appeal.

6.           Survival.   This Agreement and all the covenants contained herein will remain in effect for an indefinite period of time and will not be terminated by any event whatsoever other than a writing signed by all parties to this Agreement which expressly terminates it and the covenants herein.

7.           DSS.   For purposes of this Agreement, the term “DSS” shall include DSS, its subsidiaries, affiliates, successors and/or assigns. Any Employee of any subsidiary of DSS shall be deemed an Employee of DSS for purposes of enforcement of the terms and provisions of this Agreement.

8.           Notices.   Any notice required to be given with respect to this Agreement will be in writing and delivered to DSS or Employee’s then current address. Notice shall be deemed to have been duly given: (i) when delivered personally; (ii) one (1) day after being deposited with a nationally recognized overnight courier with instructions for next day delivery; or (iii) five (5) days after deposited in the mail, certified or registered, return receipt requested, and with the proper postage prepaid.

9.           Waiver.   Any of the terms or conditions of this Agreement may be waived in writing by the party which is entitled to the benefits hereof. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of such provision at any time in the future or a waiver of any other provisions hereof.

10.        Captions.  The captions set forth in this Agreement are for convenience only and will not be considered as part of this Agreement, nor affect in any way the meaning of the terms and provisions hereof.

11.        Successors and Assigns.   Notwithstanding the foregoing, Employee may not assign all or part of his or her rights and obligations under this Agreement, since they are personal to Employee and constitute material consideration of DSS. DSS may assign and/or delegate all or part of its rights and obligations under this Agreement without the written consent of Employee. Upon assignment of this Agreement by DSS, the assignee thereof will receive the benefits and burdens set forth herein.

12.        Counterparts.  This Agreement may be executed in multiple counterparts, each of which will for all purposes be deemed to be an original and all of which will constitute one and the same Agreement. A signature delivered by PDF, facsimile or other electronic means will be deemed an original signature to this Agreement.

13.        Governing Law.  This Agreement will in all respects be interpreted, construed and governed by and in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

14.        Legal Fees.   If any action or proceeding is initiated to enforce the terms and provisions of this Agreement, the party prevailing in such action will be entitled to collect its reasonable attorneys’ fees and costs from the non-prevailing party.

15.        Exclusive Jurisdiction and Consent to Service of Process.   The parties agree that any legal action, suit or proceeding arising out of or relating to this Agreement will be instituted in a federal or state court having jurisdiction over Monroe County, New York, which will be the exclusive jurisdiction and venue of said legal proceedings and each party hereto waives any objection which such party may now or hereafter have to the laying of venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding will be effective against such party when transmitted in accordance with the notice provision herein. Nothing contained herein will be deemed to affect the right of any party hereto to serve process in any manner permitted by law.

16.        Entire Agreement.   This Agreement constitutes the sole understanding of the parties with respect to the matters contemplated hereby and supersedes and renders null and void all other prior agreements and understandings between the parties with respect to such matters. To the extent any provisions of any other agreements executed by the parties shall conflict with the subject matter of this Agreement, the provisions of this Agreement shall control.

17.        Amendment.   No amendment, modification or alteration of the terms or provisions of this Agreement will be binding unless the same will be in writing and duly executed by the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

DOCUMENT SECURITY SYSTEMS, INC.

By:	/s/ Patrick White
Chief Executive Officer

EMPLOYEE:

/s/ Timothy Trueblood
Timothy Trueblood